Exhibit 99.1

                               Press Release
                               _____________


Release Date:  July 27, 2007          Contact: Thomas A. Vento - President
               at 4:30 p.m. EST              Joseph R. Corrato - Executive Vice
                                                                 President
                                                                 (215) 755-1500


       PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER
                                   RESULTS

     Philadelphia, Pennsylvania (July 27, 2007) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $977,000 for the quarter ended June 30, 2007 as compared to $882,000 for the same period in 2006. For the nine month period ended June 30, 2007, net income was $2.8 million compared to $2.9 million for the comparable period in 2006. Earnings per share on the Company's outstanding common shares increased to $.09 for the quarter ended June 30, 2007 from $.07 from the comparable period in 2006 and increased to $0.25 for the nine months ended June 30, 2007 from $0.24 for the comparable period in 2006.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to be reporting increased earnings per share on both a quarterly and year-to-date basis over last year despite the very challenging interest rate environment we are experiencing. In continuing our commitment to enhance shareholder value, we have repurchased over 450,000 shares of our common stock during the first three quarters of this fiscal year, at an aggregate cost of
approximately $6.1 million.   We have repurchased approximately 16.8% of the
shares issued to the public since our initial public offering in 2005."

     At June 30, 2007, the Company's total assets were $477.4 million, an increase of $5.0 million from $472.4 million at September 30, 2006. The increase was primarily attributable to an increase in loans of $4.1 million.
In particular, increases occurred in the one-to-four family residential and commercial real estate loan portfolios which were partially offset by decreases in construction and land development loans.

     Total liabilities increased $9.8 million to $394.8 million at June 30, 2007 from $384.9 million at September 30, 2006. The increase was primarily attributable to a $6.8 million increase in deposits, primarily in certificates of deposit.

     Stockholders' equity decreased by $4.8 million to $82.7 million at June 30, 2007 as compared to $87.4 million at September 30, 2006 primarily as a result of the cost of stock repurchased during the nine month period of $6.1 million and the declaration of cash dividends totaling $1.6 million offset, in part, by net income during the nine month period ended June 30, 2007 of $2.8 million.

     Net interest income decreased $121,000 or 3.9% to $3.0 million for the three months ended June 30, 2007 as compared to $3.1 million for the same period in 2006. The decrease was due to a $632,000 or 20.3% increase in interest expense partially offset by a $511,000 or 8.2% increase in interest income. The increase in interest expense resulted primarily from a 52 basis point increase to 3.96% in the weighted average rate paid on interest-bearing liabilities, reflecting the effects of increases in market rates of interest during the past year. Also contributing to the increase in interest expense was a $16.9 million or 4.7% increase in the average balance of interest-bearing liabilities for the three months ended June 30, 2007, as compared to the same period in 2006. The


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increase in interest income resulted primarily from a 29 basis point increase in the weighted average yield earned on such assets to 5.93% for the quarter ended June 30, 2007 from the comparable period in 2006 combined with a $13.2 million or 3.0% increase in the average balance of interest-earning assets for the three months ended June 30, 2007, as compared to the same period in 2006.

     For the nine months ended June 30, 2007, net interest income decreased $248,000 or 2.6% to $9.2 million as compared to $9.4 million for the same period in 2006. The decrease was due to a $2.4 million or 28.6% increase in interest expense partially offset by a $2.2 million or 12.1% increase in interest income. The increase in interest expense resulted primarily from a 68 basis point increase to 3.88% in the weighted average rate paid on interest-bearing liabilities, reflecting the increase in market rates of interest during the past year. Also contributing to the increase in interest expense was a $21.1 million or 6.0% increase in the average balance of interest-bearing liabilities for the nine months ended June 30, 2007 as compared to the same period in 2006. The increase in interest income resulted primarily from a 43 basis point increase in the weighted average yield earned on such assets to 5.92% for the nine month period ended June 30, 2007 from the comparable period in 2006 combined with a $17.5 million or 4.0% increase in the average balance of interest-earning assets for the nine months ended June 30, 2007 as compared to the same period in 2006.

     For the quarter ended June 30, 2007, the net interest margin was 2.64% as compared to 2.83% for the same period in 2006. For the nine months ended June 30, 2007, the net interest margin was 2.71%, as compared to 2.89% for the comparable period in 2006. The compression in the net interest margin reflected the more rapid increase in the weighted average rate paid on interest-bearing liabilities due to their greater interest rate sensitivity, partially offset by an increase in the weighted average yield on interest -earning assets combined with an increase in the volume of interest-earning assets.

     The Company reduced the provision for loan losses by $20,000 for the quarter ended June 30, 2007 and incurred a $55,000 expense for the nine month period ended June 30, 2007. Provision expense was $30,000 for three and nine month periods ended June 30, 2006. The provision for the nine month period ended June 30, 2007 was established due to growth in the loan portfolio over the past year. The provision reduction in the current quarter was due to a reduction in the Company's exposure in construction and land development loans. At June 30, 2007, the Company's non-performing assets totaled $497,000 or 0.1% of total assets and consisted of five single-family residential real
estate loans and two commercial real estate loans.   The allowance for loan
losses totaled $671,000, or 0.3% of total loans and 135.01% of non-performing loans at such date.

     Non-interest income increased $53,000 for the quarter ended June 30, 2007, as compared to the same period in 2006 and increased $115,000 for the nine months ended June 30, 2007 as compared to the same period in 2006. The increase for the nine months ended June 30, 2007 was primarily due to the successful recovery of $88,000 in the first fiscal quarter of 2007, which represented a portion of our losses and legal fees related to a previously disclosed lawsuit which was settled in 2004. Also contributing to the increase in both the three and nine month periods in 2007 were credits paid by a new "Official Check" service provider for the amount of checks issued but not yet paid totaling $22,000 and $59,000, respectively, which were not applicable in the comparable periods in 2006. Additionally, there was an increase in income from bank owned life insurance ("BOLI") of $46,000 for the nine months ended June 30, 2007 compared to the comparable period in 2006. Income from BOLI was minimal during the first quarter of the 2006 period as the BOLI was purchased near the end of the first quarter of fiscal 2006. Offsetting the


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increase was a $100,000 gain on sale of real estate owned recognized in 2006 which was not applicable in the 2007 period.

     For the quarter ended June 30, 2007, non-interest expense decreased $155,000 compared to the same quarter in 2006. This was primarily due to a decrease in professional fees of $157,000. The preponderance of the decrease in professional fees was related to a reimbursement from our insurance carrier for legal expenses associated with the defense of a previously disclosed lawsuit commenced in October 2006 by a shareholder, Stilwell Value Partners
I, L.P. For the nine month period ended June 30, 2007, non-interest expense increased $156,000 compared to the same period in 2006 primarily due to an increase in salaries and employee benefits of $108,000, the majority of which related to normal merit pay rate increases. Also contributing to the increase was a $59,000 increase in professional fees primarily related to increased expenses associated with audit and accounting services.

     Income tax expense for the quarter and nine months ended June 30, 2007 amounted to $456,000 and $1.1 million, respectively, compared to $414,000 and $1.3 million, respectively, for the quarter and nine months ended June 30, 2006. The effective income tax rate decreased slightly to 31.8% for the quarter ended June 30, 2007 compared to 31.9% for the quarter ended June 30, 2006. For the nine month period ended June 30, 2007, the effective tax rate decreased to 28.2% from 31.5% from the same period in 2006. The lower effective tax rate in the 2007 period was primarily attributable to certain tax benefits the Company realized as a result of the adjustment of a valuation allowance that had previously been established for accrued liabilities related to prior period tax accruals and the implementation of various tax strategies.

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a
Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.



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
                                          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                            (Unaudited)

                                                At June 30,          At September 30,
                                                   2007                    2006
                                           ______________________ ______________________
                                                       (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                     $477,408                $472,381
Cash and cash equivalents                          11,049                  13,428
Investment securities:
  Held-to-maturity                                135,215                 132,084
  Available-for-sale                               38,372                  38,747
Mortgage-backed securities held-to-maturity        47,164                  50,360
Mortgage-backed securities available-for-sale       5,917                   4,615
Loans receivable, net                             223,526                 219,418
Deposits                                          354,052                 347,292
FHLB advances                                      32,753                  31,784
Stockholders' equity                               82,653                  87,448
Full service offices                                    6                       6


                                                          Three Months Ended            Nine Months Ended
                                                               June 30,                      June 30,
                                                      ___________________________  ___________________________
                                                          2007           2006             2007         2006
                                                      _____________  ____________  ____________ ______________
                                                         (Dollars in Thousands        (Dollars in Thousands
                                                       Except Per Share Amounts)    Except Per Share Amounts)
                                                      ___________________________  ___________________________
Selected Operating Data:
Total interest income                                   $6,746          $6,235          $20,120      $17,943
Total interest expense                                   3,742           3,110           10,909        8,484
Net interest income                                      3,004           3,125            9,211        9,459
Provision (recovery) for loan losses                       (20)             30               55           30
Net interest income after provision for loan losses      3,024           3,095            9,156        9,429
Total non-interest income                                  262             209              794          679
Total non-interest expense                               1,853           2,008            5,997        5,841
Income before income taxes                               1,433           1,296            3,953        4,267
Income taxes                                               456             414            1,115        1,343
Net income                                                 977             882            2,838        2,924
Basic earnings per share (1)                              0.09            0.07             0.25         0.24



Selected Operating Ratios(2):
Average yield on interest-earning assets                  5.93%           5.64%            5.92%        5.49%
Average rate on interest-bearing liabilities              3.96%           3.44%            3.88%        3.20%
Average interest rate spread(2)                           1.97%           2.20%            2.04%        2.29%
Net interest margin(3)                                    2.64%           2.83%            2.71%        2.89%
Average interest-earning assets
  to average interest-bearing
  liabilities                                           120.42%         122.40%          121.08%      123.35%
Net interest income after
  after provision for loan losses to
  non-interest expense                                  163.19%         154.13%          152.68%      161.43%
Total non-interest expense to
  average assets                                          1.57%           1.75%            1.70%        1.73%
Efficiency ratio(4)                                      56.74%          60.23%           59.94%       57.61%
Return on average assets                                  0.83%           0.77%            0.81%        0.87%
Return on average equity                                  4.62%           3.93%            4.38%        4.30%
Average equity to average assets                         17.95%          19.57%           18.43%       20.14%









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                                                                  For the Three Months Ended      For the Nine Months Ended
                                                                           June 30,                        June 30,
                                                                 ____________________________    ___________________________
                                                                     2007            2006            2007           2006

Asset Quality Ratios(5)(6)
Non-performing loans as a percent of loans receivable, net(6)        0.22%           0.05%           0.22%          0.05%
Non-performing assets as a percent of total assets(6)                0.10%           0.02%           0.10%          0.02%
Allowance for loan losses as a percent of total loans                0.28%           0.24%           0.28%          0.24%
Allowance for loan losses as a percent of non-performing loans     135.01%         570.87%         135.01%        570.87%
Net charge-offs to average loans receivable                          0.00%           0.00%           0.00%          0.00%

Capital Ratio(5)
Tier 1 leverage ratio
     Company                                                        17.51%          19.35%          17.51%         19.35%
     Bank                                                           15.35%          14.82%          15.35%         14.82%
Tier 1 risk-based capital ratio
     Company                                                        37.26%          40.75%          37.26%         40.75%
     Bank                                                           32.66%          31.20%          32.66%         31.20%
Total risk-based capital ratio
     Company                                                        37.66%          41.10%          37.66%         41.10%
     Bank                                                           33.05%          31.56%          33.05%         31.56%

_______________________________________________________

   (1)  The Company has no common stock equivalents and thus no diluted earnings per share.

   (2)  With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated
        periods and are annualized where appropriate.

   (3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

   (4)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

   (5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

   (6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.  The Company had no real estate owned at June 30, 2007 or 2006.













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